Exhibit 99

PRESS RELEASE

OM GROUP NAMES DAVID B. KNOWLES AS PRESIDENT AND

CHIEF OPERATING OFFICER

CLEVELAND – March 21, 2013 – OM Group, Inc. (NYSE: OMG) today announced the appointment of David B. Knowles as president and chief operating officer, effective April 8, 2013.

Mr. Knowles brings nearly 30 years of strategic and operational leadership and will have responsibility for all of OM Group’s global business operations. Knowles most recently served as executive vice president and chief operating officer of Myers Industries, a publicly-traded international diversified manufacturer serving industrial, automotive, commercial and consumer markets. Prior to Myers, Knowles was the president and chief executive officer of Aristech Acrylics LLC, a specialty materials company. Before that, Mr. Knowles held various senior management and operating leadership positions at Honeywell, M.A. Hanna and other firms.

“I am pleased to have David join our leadership team. We identified David as the ideal candidate following a methodical and comprehensive search process,” said Joseph Scaminace, chairman and chief executive officer. “David is a seasoned and trusted leader who consistently delivers results. His proven track record of driving business growth, improving operational performance and developing a strong team will be invaluable in executing our growth strategy. David also has substantial experience in growth initiatives and he will be working closely with our corporate development team as we further build out our business platforms.”

Knowles earned a bachelor of science in chemical engineering from the University of Michigan and a master of management from the J. L. Kellogg Graduate School of Management, Northwestern University.

ABOUT OM GROUP, INC.

OM Group is a technology-based industrial growth company serving attractive global markets, including automotive systems, electronic devices, aerospace, general industrial and renewable energy. Its business platforms use innovative technologies and expertise to address customers’ complex applications and demanding requirements. For more information, visit the company’s website at http://www.omgi.com.

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CONTACT: Rob Pierce, vice president, finance, +1-216-263-7489